EXHIBIT 8.2
                                February 13, 1997

BSI Holdings, Inc.
3860 Virginia Ave.
Cincinnati, Ohio 45227

Ladies and Gentlemen:

        We have acted as counsel to BSI Holdings, Inc., a Delaware corporation ("BSI"), in connection with the transactions contemplated by the Plan and Agreement of Merger dated November 13, 1996, as amended by the First Amendment to Plan and Agreement of Merger dated December 13, 1996 (the "Merger Agreement"), by and among BSI and Sun Sportswear, Inc., a Washington corporation ("Sun"). We have been requested by BSI to render our opinion with respect to the material federal income tax consequences of the proposed merger (the "Merger") of BSI with and into Sun in accordance with the Merger Agreement, with Sun to be the surviving corporation. As a result of the Merger, all of the outstanding shares of BSI Common Stock and BSI Preferred Stock will be converted into shares of Sun Common Stock and Sun Preferred Stock, except for cash paid to BSI stockholders on perfection of dissenters' rights or in lieu of receipt of fractional shares of Sun Common Stock. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

        We have examined (i) executed copies of the Merger Agreement, (ii) the Registration Statement on Form S-4 filed by Sun (Registration No. 333-17871), and (iii) have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, as we have deemed necessary or appropriate for the purpose of rendering the opinions expressed below. As to certain questions of fact material to the opinions rendered herein, we have relied upon certificates, warranties and covenants made to us by the management of Sun and BSI, as well as certificates of continuity of interest from shareholders of BSI (each of which we have relied upon as true in this opinion without our having performed any independent verification as to their accuracy). We have assumed that the Merger qualifies as a statutory merger under applicable state law. We have further assumed that all signatures on all documents we have examined are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us are complete and conform to the originals thereof.
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February 13, 1997
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        In addition, for purposes of rendering this opinion, we have also relied on the following assumptions which are based on representations by Sun, BSI and certain BSI stockholders:

               (a) Sun has no plan or intention to (i) reacquire any of its Common or Preferred Stock, or (ii) sell or otherwise dispose of any assets of BSI acquired in the Merger except for dispositions made in the ordinary course of business or transfers described in ss.368(a)(2)(C) other than to exchange shares of Sun Common Stock and Sun Preferred Stock received in the Merger for shares of common stock and preferred stock of Brazos Sportswear, Inc., a Delaware corporation and wholly owned subsidiary of Sun ("Brazos"), pursuant to the reincorporation of Sun immediately subsequent to the Merger by means of a merger of Sun with and into Brazos (the "Sun Reincorporation").

               (b) There is no intercorporate indebtedness existing between Sun and BSI that was issued, acquired or will be settled at a discount.

               (c) The payment of cash to BSI stockholders in lieu of the issuance of fractional shares of Sun Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Sun of issuing fractional shares and does not represent separately bargained for consideration. The total cash payment to BSI stockholders in lieu of issuing fractional shares will not exceed 1% of the total consideration that will be issued in the Merger to the BSI stockholders in exchange for their BSI stock interests. The fractional share interests in Sun Common Stock of each BSI stockholder will be aggregated, and no BSI stockholder will receive cash payments with respect to such fractional shares in an amount equal to or greater than the value of one full share of Sun Common Stock, as determined in accordance with Section 1.9.4.4 of the Merger Agreement.

               (d) Following the Effective Date of the Merger, Sun will continue the historic business of BSI or use a significant portion of BSI's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

               (e) The fair market value of the Sun Common Stock and Sun Preferred Stock and other consideration, if any, received by each BSI stockholder will be approximately equal to the fair market value of the BSI Common Stock and/or BSI Preferred Stock surrendered by such stockholder in the Merger. We have, with the consent of BSI, reviewed the fairness opinion of Rodman & Renshaw and note that the conclusions of that opinion are consistent with this assumption.

               (f) Except for the Sun Reincorporation, there is no present plan or intention by the BSI stockholders who own 1% or more of the BSI Common Stock or BSI Preferred Stock and, to the best knowledge of BSI Management, there is no plan or intention on the part of the remaining BSI stockholders, to sell, exchange or otherwise dispose of a number of shares of Sun Common
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BSI Holdings, Inc.
February 13, 1997
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Stock or Sun Preferred Stock received in the Merger that would reduce BSI stockholders' ownership of Sun Common Stock and Sun Preferred Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent of the value of all of the shares of BSI Common Stock and
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February 13, 1997
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BSI Preferred Stock issued and outstanding immediately prior to the Merger. For purposes of this assumption, shares of BSI Common Stock or BSI Preferred Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Sun Common Stock and/or Sun Preferred Stock will be treated as outstanding BSI Common Stock and BSI Preferred Stock immediately prior to the Merger. Moreover, shares of BSI Common Stock or BSI Preferred Stock held by BSI stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are taken into account in making this determination.

               (g) The liabilities of BSI assumed by Sun, if any, and the liabilities to which the transferred assets of BSI are subject, if any, were incurred by BSI in the ordinary course of its business.

               (h) Each of the parties to the Merger and the BSI stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

               (i) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (j) BSI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               (k) At the Effective Date of the Merger, the fair market value of the assets of BSI will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

               (l) None of the compensation received or to be received by any stockholder- employee of BSI, will be separate consideration for, or allocable to, any of their shares of BSI Common Stock and/or BSI Preferred Stock. None of the shares of Sun Common Stock or Sun Preferred Stock received by any stockholder-employee of BSI pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to any stockholder-employee of BSI subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

               (m) Following the Effective Date of the Merger, Sun and BSI will comply with all federal income tax reporting requirements mandated by the Code and, to the best knowledge of the management of BSI and Sun, there is no plan or intention on the part of the BSI or Sun stockholders not to comply with such reporting requirements.
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BSI Holdings, Inc.
February 13, 1997
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        Based on the representations and qualifications contained herein, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement and the Registration Statement, we are of the opinion that the following are the material federal income tax consequences resulting from the consummation of the Merger and that:

        1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) of the Code and BSI and Sun will be a party to a reorganization within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by BSI as a result of the Merger.

        3. No gain or loss will be recognized by any BSI stockholder with respect to the exchange of their BSI Common Stock solely for Sun Common Stock pursuant to the Merger, except in the case of cash paid to dissenters or cash paid in lieu of issuing fractional shares of Sun Common Stock.

        4. No gain or loss will be recognized by any BSI stockholder with respect to the exchange of their BSI Preferred Stock solely for Sun Preferred Stock pursuant to the Merger, except in the case of cash paid to dissenters or cash paid in lieu of issuing fractional shares of Sun Preferred Stock.

        5. The payment of cash to a BSI stockholder in lieu of a fractional share interest in Sun Common Stock will be treated as if the fractional share interest was distributed as part of the Merger and then redeemed by Sun. Accordingly, the tax consequences of such a cash payment will be determined in accordance with Section 302 of the Code. Unless the redemption is essentially equivalent to a dividend, such a redemption will be treated as a sale or exchange of the fractional share interest under Section 302 of the Code and gain or loss (which will constitute capital gain or loss if the related BSI Common Stock and/or BSI Preferred Stock was held as a capital asset) will be recognized by the stockholder measured by the difference between the cash or other property received in lieu of the fractional share and the portion of the BSI stockholder's tax basis that is allocated to such fractional share.

               A redemption of BSI stockholders' fractional share interest in Sun will not be essentially equivalent to a dividend if such stockholder incurs a "meaningful reduction" in his proportionate equity interest in Sun by reason of the redemption. Although the determination of whether there has been a meaningful reduction is a factual matter in which no opinion is being given hereunder, generally a redemption of public company shares held by a minority stockholder will be treated as a meaningful reduction where such stockholder's proportionate equity interest in the corporation has been reduced.
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February 13, 1997
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        6. The aggregate tax basis of the Sun Common Stock and/or Sun Preferred
Stock received by a BSI stockholder in the Merger will be the same as the aggregate tax basis of the BSI Common Stock and/or BSI Preferred Stock exchanged for the Sun Common Stock and/or Sun Preferred Stock (less any portion of such basis allocable to fractional shares redeemed for cash).
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        7. The holding period of Sun Common Stock and/or Sun Preferred Stock
(including any fractional shares deemed issued and then redeemed) received by a BSI stockholder in exchange for the BSI Common Stock and/or BSI Preferred Stock pursuant to the Merger will include the holding period of the BSI Common Stock and/or BSI Preferred Stock that was converted into the Sun Common Stock and/or Sun Preferred Stock, provided that such BSI Common Stock and/or BSI Preferred Stock was held as a capital asset at the time of the Merger.

        8. No gain or loss will be recognized by the holders of compensatory options to purchase BSI Common Stock upon the receipt of options to purchase Sun Common Stock due to the conversion of their BSI options. However, we note that such holders may recognize compensation income upon the future exercise or disposition of such options.

        The foregoing opinions are qualified, and no opinions are expressed, as to the federal income tax consequences, if any, with respect to the following matters due to the uncertainty of the law regarding such matters:

        (i) We are expressing no opinion regarding the federal income tax consequences of the conversion of BSI warrants into warrants to purchase Sun Common Stock since the Treasury Regulations take the position that warrants are neither stock nor securities qualifying for tax free treatment.

        (ii) The ability of Sun or the Sun consolidated group to utilize net operating loss carryforwards of Sun and BSI subsequent to the Merger may be restricted due to the occurrence of an "ownership change" under Section 382 of the Code as a result of the Merger, as well as the application of the consolidated return regulations under Section 1502 of the Code. Such limitations could defer, and possibly eliminate, any potential tax benefit from offsetting such net operating loss carryforwards against future income of Sun or the Sun consolidated group.

        (iii) We are expressing no opinion regarding the federal income tax consequences of the redemption of Sun Common Stock owned by existing Sun stockholders pursuant to the Merger. However, we note that we believe that such redemption will not affect the requirement that there be continuity of interest by the target corporation shareholders after a reorganization within the meaning of ss.368(a)(1)(A) because BSI will be considered to be the target corporation.

        Our opinion has been requested by BSI on behalf of (i) itself, (ii) the BSI stockholders receiving Sun Common Stock and/or Sun Preferred Stock in exchange for BSI Common Stock and/or BSI Preferred Stock pursuant to the Merger,
(iii) the holders of compensatory options to purchase BSI Common Stock that are receiving options to purchase Sun Common Stock pursuant
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February 13, 1997
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to the Merger, and (iv) the holders of warrants to purchase BSI Common Stock that are receiving warrants to purchase Sun Common Stock pursuant to the Merger. No other individual or entity, whether or not party to the Merger Agreement, may rely upon this opinion without the express, prior written consent of both BSI and the undersigned.

        Our opinion is limited to the matters discussed herein. The opinion does not deal with the specific circumstances of any particular BSI stockholder, nor does it cover the application of state, local, foreign or other tax laws. In particular, the conclusions herein regarding the treatment of BSI stockholders may not be applicable to BSI stockholders who hold BSI capital stock as part of a straddle or hedge, or are dealers in securities, insurance companies, tax exempt organizations, financial institutions, broker-dealers, S-corporations, foreign corporations, or persons who are not citizens or residents of the United States.

        We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. We believe that subject to the conditions and assumptions noted above, it is more likely than not that the conclusions set forth herein would be sustained by the courts if contested by the Internal Revenue Service. However, due to uncertainties inherent in the application of federal tax laws to the Merger, there can be no assurance of such success. If there were ultimately an adverse determination as to any of the tax issues discussed herein or in the Registration Statement, Sun, BSI and the BSI stockholders could sustain different tax consequences than are described herein or in the Registration Statement. Further, our opinion is based upon existing laws, regulations, administrative authorities and judicial decisions, all of which could change with retroactive effect. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after the date hereof. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.

        We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Sun and to the reference to us under the caption "The Merger--Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                                    Very truly yours,

                                /s/ PORTER & HEDGES, L.L.P.
                                    PORTER & HEDGES, L.L.P.